UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2023

Stem Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55751	61-1794883
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2201 NW Corporate Blvd., Suite 205, Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 237-2931

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock par value $0.001	STMH	OTCQB

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement
Item 9.01	Financial Statements and Exhibits

SIGNATURES

2

Item 1.01 Entry into a Material Definitive Agreement

Stem Holdings, Inc. (the “Company” or “Stem”), a leading vertically-integrated cannabis and hemp company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations, announced on November 30, 2023 that the Company has received the approval of the holders (the “Debenture Holders”) of the 8.00% unsecured convertible debentures of the Company (the “Convertible Debentures”) to amend the terms of the Convertible Debentures. As of the date hereof, a total principal amount of approx. US$2.56 million of Convertible Debentures were outstanding.

The Debenture Holders have approved amendments to the terms of the Convertible Debentures to: (i) reprice the Convertible Debentures from the current conversion price of C$0.10 per share of Common Stock of the Company (the “Common Shares”) to US$0.01 per Common Share (the “New Conversion Price”); and (ii) permit the Company to force the conversion of the principal amount of the then outstanding Convertible Debentures and any accrued and unpaid interest thereof at the New Conversion Price at any time, in the sole discretion of the Company (collectively, the “Debenture Amendments”).

The Debenture Amendments will be implemented pursuant to the terms of a supplemental indenture to be entered into between the Company and Olympia Trust Company (the “Supplemental Indenture”). A copy of the Supplemental Indenture will be available on the Company’s profile on SEDAR+.

The Company intends to convert the entire principal amount of the Convertible Debentures and any accrued and unpaid interest thereon at the New Conversion Price on or around December 1, 2023. Assuming the conversion of the entire principal amount of Convertible Debentures and any accrued and unpaid interest thereon at the New Conversion Price, approximately 264 million Common Shares will be issued, representing approximately 48.5% the Common Shares outstanding following such conversion.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

None

3

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stem Holdings, Inc.

By:	/s/ Matthew Cohen
Name:	Matthew Cohen
Title:	President

Dated: November 30, 2023

4